Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Republic First Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-60265) on Form S-8 of Republic First Bancorp, Inc. (the "Company") of our report dated January 22, 2002, relating to the consolidated balance sheet of Republic First Bancorp, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, which report appears in the December 31, 2001 Form 10-K of Republic First Bancorp, Inc.



/s/ KPMG LLP


Philadelphia, Pennsylvania
March 7, 2003